Exhibit 10.2

Ryan Pratt Guerrilla RF 1196 Pleasant Ridge Rd ., Suite 5 Greensboro, NC 27409 June 14, 2019

Mark Mason

[Address]

Kernersville, NC [zip]

Dear Mark Mason:

It is our pleasure to confirm our offer of employment to you as Chief Operations Officer at Guerrilla RF. In this position, you will report directly to Ryan Pratt beginning Monday July 22nd, 2019.

Your salary will be $201,600.00 per year with paychecks issued bi-weekly. In addition to milestone adjustments, you will receive consideration on your hiring date anniversary for normal pay cycle salary increases.

Upon starting your employment, you will be granted 50,000 Common Stock Option Shares. If you leave Guerrilla RF before one year of continuous employment, the option shares will revert to the company. After one year, your options will vest at a rate of 25% per year employed.

You will be eligible for medical, dental, vision, disability, and basic life insurance benefits beginning on your first day of employment, most of which are available to employees for no cost. Guerrilla RF offers a generous Paid-Time-Off (PTO) policy with quarterly company holidays/shutdowns.

To confirm your acceptance of this offer of employment, please sign below and return to me by scan/e-mail at rpratt@guerrilla-rf.com.

6/17/2019
Signature	Date

Sincerely,

/s/ Ryan Pratt
Ryan Pratt
Founder, CEO